Exhibit 10.3

AMENDMENT NO. 1 TO CONSULTING AGREEMENT AND
TERMINATION AGREEMENT

B E T W E E N:

SAMUEL ASCULAI
of the City of Toronto
in the Province of Ontario

(hereinafter referred to as the “Employee”)

-  and  -

BIOSTRATEGIES CONSULTING GROUP INC.
a corporation incorporated pursuant to the
laws of the Province of Ontario

(hereinafter referred to as the “Consultant”)

-   and    -

ENHANCE SKIN PRODUCTS INC.
a corporation incorporated pursuant to the
laws of the State of Nevada

(hereinafter referred to as the “Corporation”)

made effective March 3, 2014

WHEREAS the Corporation, Employee and Consultant are parties to a Termination Agreement made effective March 5, 2013 (the “Termination Agreement”) terminating an Employment Agreement between the Corporation and the Employee dated August 14, 2008, and terminating a Consulting Agreement between the Corporation and the Consultant dated August 14, 2008; and

WHEREAS the parties hereto wish to amend the terms and conditions of the Termination Agreement; and

WHEREAS the Corporation, Consultant and Principal are parties to a Consulting Agreement made effective March 5, 2013 (the “Consulting Agreement”);

WHEREAS the parties hereto wish to amend the terms of the Consulting Agreement;

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:

1.
Section 4 of the Termination Agreement is amended by deleting it and replacing it with the following:

4. Upon the Company raising an aggregate of least $150,000 in Transaction Monies (as defined in this Section 4 below), the Convertible Debt shall be converted into 5,327,460 common shares of the Corporation’s stock and the Corporation shall instruct its transfer agent to issue such shares in the name of Drasko Puseljic. Transaction Monies shall mean any monies, and the total amount of any other readily realizable cash equivalents or other assets received by the Corporation or any of its affiliates from third parties, in respect of any debt financing, equity financing, sale of assets or royalty interest, licensing fees or any other similar funding method including in consequence of any merger or sale of all or part of the Corporation’s business.

In the event of a Tender Offer for or an agreement for Enhance’s sale, merger, or other business combination (“Transaction”) Consultant shall have the full right, but not the obligation, to convert the Convertible Debt into common shares of Enhance at the Conversion Price and to participate in such Transaction on an equal basis to existing shareholders of Enhance.

2.
Section 2.01 of the Consulting Agreement is amended by deleting it and replacing it with the following:

2.01 Base Salary: Prior to the Corporation having received Transaction Monies (as defined below) in aggregate of at least five hundred thousand United States dollars ($500,000) the Executive will make no charge for services. Once the Corporation has received Transaction Monies in aggregate of at least five hundred thousand United States dollars ($500,000) the Executive’s base salary shall be five thousand United States dollars (US$5,000) per month. Once the Corporation has received Transaction Monies in aggregate of at least one and a half million United States dollars (US $1,500,000), the Executive’s base salary shall be increased to ten thousand United States dollars (US$10,000) per month. Transaction Monies shall mean any monies, and the total amount of any other readily realizable cash equivalents or other assets received by the Corporation or any of its affiliates from third parties, in respect of any debt financing, equity financing, sale of assets or royalty interest, licensing fees or any other similar funding method including in consequence of any merger or sale of all or part of the Corporation’s business.

3.
Except as set out in this Amendment Agreement, the Termination Agreement and the Consulting Agreement are unaffected and shall continue in full force and effect in accordance with their terms.  If there is any conflict between any provision of this Amendment Agreement and the Termination Agreement or the Consulting Agreement, the terms of this Amendment Agreement shall prevail.

4.
This Agreement and all of the rights and obligations arising herefrom shall be interpreted and applied in accordance with the laws of the Province of Ontario and the courts of the Province of Ontario shall have exclusive jurisdiction to determine all disputes relating to the Agreement and all of the rights and obligations created hereby.  The Consultant and the Corporation hereby irrevocably attorn to the jurisdiction of the courts of the Province of Ontario.

IN WITNESS WHEREOF the parties here have caused this Agreement to be executed.

SIGNED, SEALED AND DELIVERED	)

Samuel Asculai

BIOSTRATEGIES CONSULTING GROUP INC.
Per: Samuel Asculai, President & CEO

ENHANCE SKIN PRODUCTS INC.
Per: Donald Nicholson, President & CEO